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                                                                   EXHIBIT 23.1

                        Consent of Independent Auditors


The Board of Directors
Golden State Bancorp Inc.

     We consent to the use of our report dated July 23, 1996, incorporated by reference herein, on the consolidated statements of financial condition of Glendale Federal Bank, FSB, as of June 30, 1996 and 1995, and the related consolidated statements of operations, changes in stockholders' equity and cash flows, for each of the years in the three-year period ended June 30, 1996, such report and financial statements having been incorporated by reference in the registration statement dated July 11, 1997 (No. 333-28037) on Form S-3 of Golden State Bancorp Inc.


                                                      KPMG Peat Marwick LLP


Los Angeles, California
July 21, 1997